Exhibit 107

Calculation of Filing Fee Tables
S-1
(Form Type)
Trump Media & Technology Group Corp.
 (Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock	457(c)	21,491,251(1)(3)	$33.42(4)	$718,237,608.42	$147.60 per $1,000,000	$106,011.87
Fees to Be Paid	Equity	Common Stock	457(c)	146,108,680(5)	$33.42(4)	$4,882,952,085.60	$147.60 per $1,000,000	$720,723.73
Fees to Be Paid	Equity	Warrants	457(i)	4,061,251(2)(3)	—	—	—	—
	Total Offering Amounts					$5,601,189,694.02		$826,735.60

	Total Fees Previously Paid							$—

	Total Fee Offsets							$—

	Net Fee Due							$826,735.60

(1)
Represents (i) 566,742 shares of Common Stock issuable upon the exercise of the Placement Warrants (ii) up to 369,509 shares of Common Stock that are issuable upon the exercise of the Convertible Note Post IPO Warrants, (iii) up to 3,055,000 shares of Common Stock that are issuable upon the exercise of warrants originally issued in connection with Digital World Alternative Warrants, (iv) up to 3,125,000 shares of Common Stock that are issuable upon the exercise of the Alternative Financing Notes Post IPO Warrants, and (v) up to 14,375,000 shares of Common Stock that are issuable upon the exercise of the Public Warrants.

(2)	Represents (i) 566,742 Placement Warrants, (ii) up to 369,509 Convertible Note Post IPO Warrants, and (iii) up to 3,125,000 Alternative Financing Notes Post IPO Warrants.
(3)
Includes an indeterminable number of additional securities that, pursuant to Rule 416 under the Securities Act of 1933, as amended, may be issued to prevent dilution from stock splits, stock dividends or similar transactions that could affect the securities to be offered by the Selling Securityholders.

(4)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low sales price of the Registrant’s Common Stock as reported on the Nasdaq Stock Market on April 11, 2024.

(5)
Represents (i) 1,133,484 shares of Common Stock originally issued to ARC in a private placement in connection with the initial public offering of Digital World at a price of $10.00 per unit, each unit consistent one share of Common Stock and half a warrant exercisable at $11.50 per share of Common Stock, (ii) up to 14,316,050 shares of Common Stock originally issued as Founder Shares to ARC in connection with the initial public offering of DWAC at a price of $0.0017 per share, which share amount assumes a conversion ratio (2.0:1) pending litigation and/or out of court agreement between TMTG and ARC and consists of (x) 10,980,000 shares of Common Stock held by ARC (including 3,579,480 shares of Common Stock being held in the escrow pending the litigation); (y) 95,000 shares of Common Stock transferred to certain Selling Securityholders by the Sponsor for no consideration (including 30,970 shares of Common Stock being held in the escrow pending the litigation) and (z) 3,241,050 shares of Common stock transferred to certain Selling Securityholders by the Sponsor for an approximate price of $0.0029 (including 1,056,582 shares of Common Stock being held in the escrow pending the litigation), (iii) 744,020 shares issued to holders of Digital World Convertible Notes, consisting of (x) 625,270 shares of Common Stock issued to certain selling securityholder upon the conversion of the Digital World Convertible Notes into Digital World Convertible Units, each at a price of $10.00 and (y) 118,750 shares of Common Stock issued to certain Selling Securityholders upon the conversion of the Digital World Convertible Notes into Digital World Convertible Units, each at a price of $8.00, (iv) 965,125 shares of Common Stock issued upon the conversion of promissory notes issued pursuant to the Convertible Note Compensation Plan, (v) 690,000 shares of Common Stock issued to TMTG Director and Officer as compensation immediately prior to the consummation of the Business Combination, (vi) 114,750,000 shares on Common Stock held by President Trump consisting of (y) 78,750,000 shares of Common Stock received by President Trump upon the consummation of the Business Combination and (z) 36,000,000 Earn-out Shares which may be earned by President Trump based on the performance of our shares of Common Stock and for no additional consideration, (vii) up to 6,250,000 shares of Common Stock that are issuable upon the conversion of Digital World Alternative Financing Notes into Digital World Convertible Units at a conversion price of $8.00, (viii) 143,750 shares of Common Stock issued to the underwriters in connection with the Digital World IPO, and (ix) 7,116,251 shares of Common Stock issuable upon exercise of the Placement Warrants and the Post IPO Warrants at a price of $11.50 per share.